ARTICLES OF AMENDMENT
                        TO THE ARTICLES OF INCORPORATION
                                       OF
                                  JAVAJUICE.NET

Pursuant to the provisions of Section 78.390 of the Nevada Revised Statutes, JAVAJUICE.NET adopts these Articles of Amendment to the Articles of Incorporation.

The following amendments and additions to the Articles of Incorporation were adopted by unanimous consent of the Board of Directors pursuant to Section
78.315 of the Nevada Revised Statutes and by consent of the majority shareholders pursuant to Section 78.320 of the Nevada Revised Statutes.

                                   ARTICLE 1.

                                      NAME
                                  ------------

The  name  of  the  corporation  is  MT  Ultimate  Healthcare  Corp.


                                   ARTICLE 4.

             NUMBER OF SHARES THE CORPORATION IS AUTHORIZED TO ISSUE
             -------------------------------------------------------

The capitalization of the Corporation is amended to reflect an 80:1 forward stock split, to increase its authorized stock to Four Hundred Million (400,000,000) shares of common stock, and to reauthorize the par value of $0.001 per share of common stock.


The number of shares of the Corporation outstanding at the time of the adoption of the foregoing was 2,500,000 and the number of shares entitled to vote thereon was the same. The number of shares consenting to the action was 1,795,141. The shareholders consenting to the action represent a majority of the issued and outstanding shares.

     Effective  this  15th  day  of  August,  2003.


                                   /s/ MacDonald Tudeme
                                   ---------------------------------------------
                                   MacDonald  Tudeme,  Chief  Executive  Officer

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